AMENDMENT NO. 1 TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
ARC DOCUMENT SOLUTIONS, INC. (“ARC”) and DILANTHA WIJESURIYA (“Executive”) agree to enter into this AMENDMENT NO. 1 TO AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (“Amendment No. 1”) dated as of February 13, 2019 (“Effective Date”).
RECITALS
WHEREAS, ARC and Executive entered into an Employment Agreement, dated May 1, 2014, as amended and restated on June 9, 2015 (“Executive Agreement”), under which Executive was employed as Chief Operating Officer. All capitalized terms in this Amendment No. 1 not otherwise defined herein shall have the meanings ascribed to them in the Executive Agreement.
WHEREAS, the parties now wish to amend certain terms of the Executive Agreement as of the Effective Date.
Now, therefore, in consideration of the promises, covenants and agreements set forth in this Amendment No. 1, the parties agree as follows:

1.	COMPENSATION.
(a)    Section 1 set forth in Appendix B to the Amended and Restated Executive Employment Agreement, dated as of June 9, 2015, is hereby amended and restated in its entirety to read as follows:

1.
Base Salary. During the Employment Term, ARC shall pay Executive a base salary at the annual rate of $470,000 per year or such higher rate as may be determined from time to time by ARC in accordance with ARC’s compensation policies and practices (“Base Salary”). Such Base Salary shall be paid in accordance with ARC’s standard payroll practice for senior executives.

(b)    Section 3 set forth in Appendix B to the Amended and Restated Executive Employment Agreement, dated as of June 9, 2015, is hereby amended and restated in its entirety to read as follows:

3.
Annual Long Term Equity Incentive Award. Executive shall be eligible to receive Annual Long Term Equity Incentive Awards of $100,000 per fiscal year, payable in the form of a stock option award to Executive under ARC's 2014 Stock Plan, to be approved by the Compensation Committee of ARC's Board of Directors at the first meeting of the Compensation Committee following the close of each fiscal year. The number of shares subject to such option shall be determined based on the Black-Scholes valuation model (taking into account the closing price of ARC's common stock on the New York Stock Exchange on the date of grant) and shall vest in equal installments of twenty-five percent (25%) on each of the first four anniversaries of the date of grant, subject to Executive's continued employment with ARC on each vesting date.

Except as specifically set forth in this Amendment No. 1, the Executive Agreement remains in full force and effect without modification.
IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 as of the date first hereinabove set forth.

ARC DOCUMENT SOLUTIONS, INC. By:________________________________ Kumarakulasingam Suriyakumar Title: President and Chief Executive Officer	EXECUTIVE By: ______________________________ Dilantha Wijesuriya

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